UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COMMUNITY HEALTHCARE TRUST INCORPORATED

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

A&R Dupuy Employment Agreement

On April 6, 2023, the Board of Directors (the “Board”) of Community Healthcare Trust Incorporated (the “Company”), at the recommendation of the compensation committee of the Board (the “Compensation Committee”), authorized and approved the Amended and Restated Employment Agreement by and between the Company and David H. Dupuy (the “A&R Dupuy Employment Agreement”), which amends and restates in its entirety Mr. Dupuy’s prior Employment Agreement, dated March 11, 2019. On April 6, 2023, the Company and Mr. Dupuy executed the A&R Dupuy Employment Agreement, effective as of April 1, 2023.

Under the terms of the A&R Dupuy Employment Agreement, Mr. Dupuy’s duties have been updated to reflect his promotion to Chief Executive Officer and his agreement to continue to serve as the Company’s Chief Financial Officer until the appointment of his successor. In connection with Mr. Dupuy’s employment in the new role of Chief Executive Officer, the A&R Dupuy Employment Agreement increases Mr. Dupuy’s base salary for 2023 from $529,586 to $647,250, which is a $117,664 increase. The A&R Dupuy Employment Agreement also (i) removes provisions related to reimbursing Mr. Dupuy in connection with relocation and living expenses that are no longer applicable, (ii) grants Mr. Dupuy additional vacation time, (iii) increases the term of his severance compensation in the event of a termination other than for cause and (iv) increases the multipliers included in the calculations of his severance compensation.

Director’s Fee for Chairman of the Board of Directors

On April 6, 2023, the Board, at the recommendation of the Compensation Committee, authorized and approved increasing the lead director’s fee payable to Alan Gardner from $25,000.00 per annum to $100,000.00 per annum to reflect his new position as Chairman of the Board, effective as of March 3, 2023.